Exhibit 99.1

Contacts:

Jaren Irene Madden

Senior Director, Investor Relations and Corporate Communications

617-453-1336

Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363

Christi.Waarich@infi.com

INFINITY REPORTS TOPLINE RESULTS FROM DYNAMO™, A PHASE 2

MONOTHERAPY STUDY OF INVESTIGATIONAL MOLECULE DUVELISIB IN

REFRACTORY INDOLENT NON-HODGKIN LYMPHOMA

– Infinity and AbbVie in Discussions to Explore Possible Options for the

Duvelisib Collaboration –

– Undertakes Strategic Restructuring, Closing Down Discovery Research Organization –

– Updated 2016 Financial Guidance to Be Provided Following Resolution of

Strategic Activities –

– Conference Call Today at 8:30 a.m. ET –

CAMBRIDGE, Mass. – June 14, 2016 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that DYNAMO™, a registration-focused Phase 2 monotherapy study evaluating the efficacy and safety of duvelisib, an investigational, oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in patients with refractory indolent non-Hodgkin lymphoma (iNHL) met its primary endpoint of overall response rate. In the study, duvelisib demonstrated an overall response rate (ORR) of 46 percent, all of which were partial responses, among 129 patients with iNHL. The majority of reported side effects were reversible and clinically manageable.

“While the DYNAMO study met its primary endpoint, we hoped that treatment with duvelisib as a monotherapy would have provided a larger clinical benefit for patients with advanced indolent non-Hodgkin lymphoma, a difficult-to-treat disease,” stated Adelene Perkins, president and chief executive officer at Infinity. “We plan to seek feedback from the U.S. Food and Drug Administration to determine our next steps with respect to duvelisib in indolent non-Hodgkin lymphoma.”

In addition, Infinity and AbbVie are in ongoing collaborative discussions to explore next steps for the parties’ collaboration. Pending the resolution of these business discussions, AbbVie and Infinity have also agreed to pause the AbbVie-sponsored Phase 1b/2 study evaluating duvelisib in combination with venetoclax.

Infinity is also undertaking a strategic restructuring that will close down its discovery research organization, impacting 46 members of the Infinity team, or 21 percent of the workforce.

“This restructuring is a necessary step to preserve financial resources as we explore options for duvelisib and the advancement of IPI-549, our second clinical program,” stated Adelene Perkins, president and chief executive officer. “These were very difficult decisions that were undertaken, and I would like to personally express my deep appreciation to the very talented and dedicated Citizen-Owners impacted by the restructuring for their tremendous contributions to Infinity.”

Infinity expects to provide updated 2016 financial guidance following the resolution of these strategic activities. The previous financial guidance for 2016 should no longer be relied upon.

DYNAMO Study Details

DYNAMO, a Phase 2 single-arm study, evaluated the efficacy and safety of duvelisib (25 mg twice daily) as a monotherapy in 129 patients with follicular lymphoma (n = 83), small lymphocytic lymphoma (n = 28) or marginal zone lymphoma (n = 18) whose disease has progressed and who are refractory to rituximab and to either chemotherapy or radioimmunotherapy. The primary endpoint of the study was overall response rate as assessed by an independent review committee.

In the study, the overall response rate was 46 percent, all of which were partial responses. The overall response rate was 41 percent among patients with follicular lymphoma, 68 percent among patients with small lymphocytic lymphoma and 33 percent among patients with marginal zone lymphoma.

In the overall study population, the majority of side effects were reversible and clinically manageable. The most common ≥ Grade 3 side effects that occurred in at least 10 percent of patients in the study were neutropenia (28 percent), diarrhea (15 percent), thrombocytopenia (13 percent) and anemia (12 percent). Twenty percent of patients experienced ≥ Grade 3 infection.

Infinity expects to submit data from the DYNAMO study for presentation at an upcoming scientific conference.

Conference Call Information

Infinity will host a conference call today, June 14, 2016, at 8:30 a.m. ET to discuss the duvelisib data, the restructuring and other corporate developments. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 33224813. An archived version of the webcast will be available on Infinity’s website for 30 days.

About NHL

Non-Hodgkin lymphoma (NHL) is the seventh leading site of new cancer cases among men and women.1 Follicular Lymphoma (FL) is the most common indolent (slow growing) form of non-Hodgkin lymphoma (NHL), and accounts for about 22 percent of all newly diagnosed cases of NHL worldwide.1 Follicular lymphoma is considered incurable2, and the majority of FL patients diagnosed and treated will experience a pattern of relapse after sequential treatment regimens.3

About Duvelisib

Duvelisib is an investigational dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins that are known to help support the growth and survival of malignant B-cells. PI3K signaling may lead to the proliferation of malignant B-cells and is thought to play a role in the formation and maintenance of the supportive tumor microenvironment.4,5,6 AbbVie and Infinity Pharmaceuticals, Inc. are jointly researching and developing duvelisib in various cancer types.

Duvelisib is being evaluated in several studies, including a Phase 3 study in combination with other agents in patients with previously treated follicular lymphoma7 and a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia8. Duvelisib is an investigational compound and its safety and efficacy have not been evaluated by the FDA or any other health authority.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: plans to seek feedback from FDA with respect to filing a new drug application based on the DYNAMO data; discussions with AbbVie regarding next steps for the parties’ collaborations; the expected structure and benefits of the restructuring, including its potential to preserve financial resources and support duvelisib and IPI-549 development; plans to update financial guidance for 2016; and Infinity’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue. Further, there can be no guarantee that Infinity’s restructuring will have the intended benefit of preserving capital to support development of duvelisib and IPI-549 or that these product candidates will successfully complete necessary preclinical and clinical development phases, or that development of these product candidates will continue. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement, in the event that the parties successfully renegotiate the agreement; the content and timing of decisions made by the FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures and Infinity’s ability to secure the substantial additional capital needed to fund its business; adverse consequences from its restructuring, including those arising from its reduction in workforce and programs; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 4, 2016, and other filings filed from time to time by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

[1]	NCCN Guidelines 2016. C016. National Comprehensive Cancer Network, Inc.; [Last Accessed June 13, 2016.]
[2]	Kridel R, Sehn LH, Gascoyne RD. 2012. Pathogenesis of follicular lymphoma. Journal of Clinical Investigation.

122(10):3424-3431.

[3]	Smith SM. 2012. What is the best strategy for incorporating new agents into the current treatment of follicular lymphoma? ASCO Educational Book. 481-487.
[4]	Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-delta and PI3K-gamma inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.
[5]	Reif K et al.Cutting Edge: Differential Roles for Phosphoinositide 3 kinases, p110-gamma and p110-delta, in lymphocyte chemotaxis and homing. J Immunol 2004:173:2236-2240.
[6]	Schmid M et al. Receptor Tyrosine Kinases and TLR/IL1Rs Unexpectedly activate myeloid cell PI3K, a single convergent point promoting tumor inflammation and progression. Cancer Cell 2011;19:715-727.
[7]	www.clinicaltrials.gov, NCT02576275
[8]	www.clinicaltrials.gov, NCT02004522